SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 10, 2009, NeoStem, Inc. (the “Company”) received notice from the NYSE Alternext US  (the “Alternext”) indicating that the Company is not in compliance with Section 704 of the Alternext Company Guide (the “Guide”), which requires a listed company to hold meetings of its shareholders annually.

On November 3, 2008, the Company had announced that it planned to hold a shareholder meeting to obtain approval of (i) a Share Exchange Agreement to acquire through a series of contractual arrangements control over Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company and (ii) an Agreement and Plan of Merger with China Biopharmaceuticals Holdings, Inc., a Delaware corporation ("CBH"), China Biopharmaceuticals Corp., a British Virgin Islands corporation and wholly-owned subsidiary of CBH, and CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of NeoStem to acquire a 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd., a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China.  It had been the Company’s understanding that this series of events constituted sufficiently unusual circumstances to permit a single combined meeting be held in 2009 and that this would be in compliance with Section 704.

The Company has been afforded the opportunity to submit a plan of compliance to the Alternext by March 10, 2009, that demonstrates it will bring it back into compliance by August 11, 2009 and the Company will submit such a plan.  If the Company does not submit a plan or if the plan is not accepted by the Alternext, the Company may be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Guide.

On February 13, 2009, we issued a press release announcing the matters discussed above. The full text of the press release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.1	Press release issued by NeoStem, Inc. dated February 13, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date: February 17, 2009